Exhibit 10.06

XENETIC BIOSCIENCES PLC

2007 SHARE OPTION SCHEME

AND US ADDENDUM

(AS ESTABLISHED IN 2007 AND BY RESOLUTION OF

SHAREHOLDERS IN 2010 AND AWARDED BY BOARD

RESOLUTION IN 2012)

XENETIC BIOSCIENCES PLC

2007 SHARE OPTION SCHEME

THE RULES

1	These rules (the “Rules”) together with the model form of option agreement attached hereto and marked by the Chairman of the Company for the purposes of identification (“the Agreement”) (including the Conditions) and Xenetic Biosciences plc US Share Option Addendum to the Rules constitute the Xenetic Biosciences plc 2007 Share Option Scheme (“the Scheme”). The name of the Scheme was changed by board resolution on [ ] 2012.

2	Words and expressions defined in the Agreement have the same meaning herein and the following words and expressions shall (except where the context otherwise requires) have the following meanings in these Rules:

“Announcement Date”

the date on which the annual or half-year financial results of the Company are announced;

3	The Scheme was adopted by Lipoxen PLC (registered number 3213174) on 9 August 2007 for the grant of options to:

3.1	Eligible Employees under the EMI Code;

3.2	Eligible Employees otherwise than under the EMI Code

in each case substantially in accordance with the Agreement.

4	Subject to the limitations and conditions of the Scheme and unless prohibited by law, the Board may, in its absolute discretion within a period of 42 days immediately following an Announcement Date approve the grant without consideration of Options to any number of Eligible Employees provided that in any case:

4.1	an Option may also be granted within a period of:

4.1.1	42 days after the adoption of the Scheme; or

4.1.2	90 days after the person to whom it is granted became an Eligible Employee

4.2	an Option may be granted after the expiry of the said period of 42 days in circumstances determined by the Board to be exceptional; and

4.3	an agreement for the grant of Options shall be executed by the Company and the Option Holder as soon as reasonably practicable and subject thereto, such execution may take place after the expiry of the said 42 day period.

5	The Agreement may be amended from time to time in its model form by the Board or specifically in relation to any grant of an Option pursuant to the Scheme.

6	The Scheme shall be administered by the Board subject, in relation to each specific Option, to the terms applicable to that Option. The Board’s decision on any matter concerning the Scheme or the interpretation of these Rules shall be final and binding.

7	No Eligible Employee shall be entitled as of right to the grant of an Option under the Scheme.

8	No Option may be granted at an Exercise Price that is less than the higher of:

8.1	the nominal value of a Share; and

8.2	the Market Value of a Share on the Date of Grant.

9	Options granted under the EMI Code shall only be granted to an Eligible Employee employed by a member of the Group which, save in the case of the Company, is also a qualifying subsidiary (as defined in paragraph 11 of Schedule 5).

10	The Board may from time to time make amendments to the Scheme provided that any amendment in connection with any subsisting Option may only be made pursuant to Condition 19.

11	The Company in general meeting, or the Board may at any time resolve to terminate the Scheme in which event no further Options shall be granted but such termination shall not in any way affect any subsisting Options under the Scheme granted before the date of termination.

12	No Option may be granted under the Scheme after the date falling on the tenth anniversary of the date of adoption of the Scheme.

13	The cost of establishing and operating the Scheme shall be borne by the Company and its Subsidiaries in such proportions as the Board shall determine.

XENETIC BIOSCIENCES PLC

US SHARE OPTION ADDENDUM TO

2007 SHARE OPTION SCHEME RULES

Approved by Board resolution on: 8 June 2010

Approved by shareholder resolution on: 30 June 2010

1	ESTABLISHMENT AND PURPOSE

1.1	Pursuant to paragraph 5 of the Rules, this Xenetic Biosciences plc US Share Option Addendum (the “US Addendum”) is established effective as of the Effective Date.

1.2	The purpose of the US Addendum is to allow the Company to issue Options to purchase Shares to Eligible Employees of Xenetic Biosciences plc (the “Company”) and its Subsidiaries that may, to the extent permitted or desirable, qualify as “incentive stock options” within the meaning of Section 422 of the Code in addition to qualifying as an EMI Option.

1.3	The US Addendum shall form part of the Scheme and shall not be a separate and independent plan. The terms and conditions of the Scheme apply to Options granted under the US Addendum except that where the Rules and the US Addendum conflict AND PROVIDED THAT such provision in the Rules is not required to satisfy the provisions of the EMI Code, the rules of the US Addendum will take precedence. Any Rules, terms or conditions specific to Options issued pursuant to the US Addendum are as set forth in the US Addendum.

1.4	Defined terms that are set forth in the Rules and the Agreement and used but not expressly defined in the US Addendum shall have the same meaning in the US Addendum as that set forth in the Scheme.

2	DEFINITIONS

“Code”

means the U.S. Internal Revenue Code of 1986, as amended, as well as any applicable regulations and guidance thereunder.

“Effective Date”

means the earlier of (i) the date that this US Addendum is first approved by the Company’s shareholders, or (ii) the date this US Addendum is adopted by the Board.

“Fair Market Value”

means, as of any date, the value of the [Common Stock/Shares] determined by the Board in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

“Incentive Stock Option”

means an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.

“Nonstatutory Stock Option”

means an Option that does not qualify as an Incentive Stock Option.

“Securities Act”

means the U.S. Securities Act of 1933, as amended.

“Ten Percent Stockholder”

means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) Shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any “parent corporation” or “subsidiary corporation” of the Company as such terms are defined in Section 424 of the Code.

“U.S.”

means the United States of America.

3	Incentive Stock Option Limit. Notwithstanding anything to the contrary in the Scheme, subject to the provisions of Condition 9 of the Scheme relating to reorganizations of capital structure, the aggregate maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall be 4,000,000 ordinary shares of the Company.

4	ELIGIBILITY

4.1	General Eligibility for Options. Incentive Stock Options may be granted only to Eligible Employees that are employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code) as of the date of grant. Options other than Incentive Stock Options may be granted to Eligible Employees; provided, however, Nonstatutory Stock Options may not be granted to Eligible Employees who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless the stock underlying such Option is treated as “service recipient stock” under Section 409A of the Code or unless such Option complies with the distribution requirements of Section 409A of the Code.

4.2	Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5	Option Terms. All Options issued pursuant to the terms of the US Addendum shall be separately designated Incentive Stock Options or Nonstatutory Stock Options (whether or not they are also granted as EMI Options) at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for Shares purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option certificate or other agreement evidencing such award shall conform to (through incorporation of provisions of this Section 5 of the US Addendum by reference in the applicable Option Agreement or otherwise) the substance of each of the following provisions:

5.1	Exercise Price. Subject to the provisions of Section 4.2 of this US Addendum regarding Incentive Stock Options granted to Ten Percent Stockholders, the Exercise Price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Shares subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an Exercise Price lower than one hundred percent (100%) of the Fair Market Value of the Shares subject to the Option if such Option is granted pursuant to Condition 8.4 of the Scheme in connection with an assumption of or substitution for another option or other stock right by an Acquiring Company and in a manner consistent with the provisions of Sections 409A or 424(a) of the Code, as applicable.

5.2	Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Option Holder only by the Option Holder. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

5.3	Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock

Options are exercisable for the first time by any Option Holder during any calendar year (under any incentive stock option plan of the Company and any parent corporation or subsidiary corporation of the Company within the meaning of Section 424 of the Code) exceeds US $100,000, the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement.

5.4	Manner of Payment of Exercise Price. The aggregate Exercise Price may be paid by any of the methods of payment provided by the Scheme as determined by the Board in its absolute discretion, subject to any limitations in the Option Agreement and applicable law, and subject to the following additional conditions, as applicable:

5.4.1	With respect to any cashless exercise facility allowed under Condition 10.4 of the Scheme, a “net exercise” arrangement (pursuant to which the Company would reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price) is not available for Incentive Stock Options.

5.4.2	Any loan, deferred payment scheme or similar arrangement with the Option Holder pursuant to Condition 10.8 shall provide that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid the imputation of interest income to the Company and compensation income to the Option Holder under any applicable provisions of the Code.

6	Term. No Options may be granted pursuant to this US Addendum after the day prior to the 10th anniversary of the Effective Date. No Option shall in any event be exercisable on or after the 10th anniversary of the date of its grant under any circumstances whatsoever and every Option shall, unless an earlier lapse occurs, lapse on the 10th anniversary of the date of its grant.

INDEX

(for reference purposes only)

SHARE OPTION SCHEME		1
MODEL FORM OF AGREEMENT		7
SCHEDULE 1 - The Conditions		10
1	DEFINITIONS AND INTERPRETATION	10
2	VESTING	14
3	PERFORMANCE AND NON-TRANSFERABILITY CONDITIONS	14
4	OPTION HOLDER’S WARRANTY AND UNDERTAKING	14
5	PERSONAL LIMITS	14
6	SCHEME LIMITS	15
7	EXERCISE AND LAPSE OF OPTION	15
8	TAKEOVERS AND LIQUIDATIONS	17
9	VARIATION OF SHARE CAPITAL	18
10	MANNER OF EXERCISE OF OPTION	19
11	TAXATION	20
12	EMI CODE COMPLIANCE	20
13	COSTS	21
14	ASSIGNMENT	21
15	TIME FOR PERFORMANCE	21
16	NOTICES	22
17	GOVERNING LAW	22
18	COUNTERPARTS	22
19	VARIATIONS	22
SCHEDULE 2 - Performance Conditions		23
SCHEDULE 3 - Exercise Notice [US Incentive Stock Option Form]		24

MODEL FORM OF AGREEMENT

FOR XENETIC BIOSCIENCES PLC

2007 SHARE OPTION SCHEME

[FOR GRANT OF US INCENTIVE STOCK OPTION]

THIS AGREEMENT is made                                          20[***]

BETWEEN:

(1)	XENETIC BIOSCIENCES PLC (registered number 3213174) whose registered office is at [***] (“the Company”); and

(2)	[***] of [***] (“the Option Holder”).

WHEREAS:

The Company has agreed to grant [an/two] option(s) to the Option Holder to acquire the Shares (as hereinafter defined) under the Xenetic Biosciences plc 2007 Share Option Scheme adopted by a resolution of the board of directors of the Company on 9 August 2007 on the terms and conditions set out below and, save as otherwise specified below, in Schedule 1 (“the Conditions”) [and the US Addendum]. [The Option(s) [is/are] hereby granted for commercial reasons in order to [recruit/retain] the Option Holder as a employee of the relevant Group Member and not as part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of tax.]

IT IS HEREBY AGREED:

1	Words and expressions used in this Agreement have the meanings ascribed thereto in Condition 1 of Schedule 1 [and the US Addendum].

2	The Schedules to this Agreement form part of the Agreement and references to any Schedules (unless the context otherwise requires) are references to Schedules to this Agreement.

3	OPTION GRANT

3.1	The Company hereby grants to the Option Holder:

3.1.1	[an/[number/[two]]] option[s] over [***] Shares [each] under the provisions of the EMI Code [which [is/are] also intended to be [an] Incentive Stock Option[s]] over [ ] Shares at the Exercise Price of [ ] per Share subject to the Conditions and the US Addendum [and such options shall be designated as the “First Option” and the “Second Option” respectively] ; and

3.1.2	[an/[number]] option[s] over [***] Shares [each] otherwise than under the EMI Code (“the Unapproved Option[s]”)

in each case] at the Exercise Price of [***] per Share subject to the Conditions.

4	SPECIAL CONDITIONS

4.1	The Option[s] may be exercised [at any time on or after [ ]]/[and shall vest as follows, namely:

4.1.1	the First Option shall vest on the expiry of eighteen (18) months after the Date of Grant (and may be exercised subject to the Conditions at any time after it vests); and

4.1.2	the Second Option shall vest on the expiry of thirty six (36) months after the Date of Grant (and may be exercised subject to the Conditions at any time after it vests);

4.2	[Specify any other vesting conditions that are to apply if the choices in clause 4.1 are not adopted.]

4.3	[“Tax Liability” shall not include Employer’s NIC.]

4.4	[Condition 12.1, 12.2, the opening paragraph of Condition 12.3 and the provisions referred to in Conditions 12.3.1 to 12.3.8 (other than Condition 12.3.7) shall not apply and Condition 12.3.7 shall apply to [this Agreement]/[the Unapproved Option[s].]

4.5	[Save as specified in these Special Conditions or the context otherwise requires, all references to “Option” shall include references to the EMI Option and the Unapproved Option except in Conditions 5 and 6.2 where all references to “Option” shall be construed as references to the EMI Option.]

4.6	[The Option(s) [is/are] [not] subject to any Performance Conditions.]

4.7	[Conditions [ ] shall not apply to the Option.]

4.8	[Conditions [ ] shall apply to the Option as varied as follows:[ ].]

4.9	[To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares, plus all other Incentive Stock Options held by Option Holder, are exercisable for the first time by Option Holder during any calendar year (under all plans of the Company and the Group) exceeds U.S. one hundred thousand dollars ($100,000), such option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated, for US tax purposes, as Nonstatutory Stock Options.]

4.10	[In order to obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of the Option and ending on the day three (3) months before the date of exercise of the Option, Option Holder must be an employee of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code), except in the event of Option Holder’s death or permanent and total disability, as defined in Section 22(e)(3) of the Code. The Company has provided for extended exercisability of the Option under certain circumstances for the benefit of the Option Holder but cannot guarantee that the Option will necessarily be treated as an Incentive Stock Option if Option Holder continues to provide services to the Company or the Group as a consultant or [non-executive] director after the Option Holder’s employment terminates or if Option Holder otherwise exercises the Option more than three (3) months after the date Option Holder’s employment with the Company or the Group terminates.].]

THIS DEED has been duly executed by the parties or their duly authorised representatives

EXECUTED (but not delivered until the date	)
hereof) as a deed by XENETIC BIOSCIENCES	)
PLC acting by:	)

Director

Director/Secretary

EXECUTED (but not delivered until the date	)
hereof) as a deed by the said [***]	)
[***] In the presence of:
[Signature of party]

Witness

Name:

Address

Occupation

SCHEDULE 1

The Conditions

1	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions shall (except where the context otherwise requires) have the following meanings in the Agreement of which this Schedule 1 forms part and words and expressions defined in the Agreement shall have the same meaning herein:

“Act”

the Companies Act 1985;

“AIM”

the market provided by the London Stock Exchange for transactions in securities admitted to trading on that market and known as “AIM Securities”;

“Appropriate Period”

(a)	if the circumstances in Condition 8.1 apply the period of 40 days beginning with the date on which the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied;

(b)	if the circumstances in Condition 8.2 apply the period of 40 days beginning with the date on which the Reconstruction Scheme is sanctioned by the Court;

(c)	if the circumstances in Condition 8.3 apply the period during which the person remains bound or entitled to acquire any shares in the Company to the extent that it does not exceed 40 days after the date on which there was a change of Control of the Company which is connected with the circumstances mentioned in Condition 8.3;

“Articles”

the Articles of Association of the Company as amended from time to time;

“Auditors”

the auditors for the time being of the Company appointed pursuant to Section 384 of the Act;

“Board”

the Board of directors for the time being of the Company or a duly appointed committee thereof in each case at which a quorum is present;

“Control”

the same meaning as in Section 840 of the Taxes Act and the expression “controlled” shall be construed accordingly;

“Date of Grant”

the date of the Agreement;

“Dealing Day”

a day on which the London Stock Exchange is open for business;

“Disqualifying Event”

any event within Sections 534 to 536 ITEPA as supplemented by Sections 537 to 539 ITEPA;

“Eligible Employee”

an employee of any member of the Group who at all material times satisfies the requirements of paragraphs 26 and 27 of Schedule 5 and the “no material interest” requirement of paragraph 28 of Schedule 5;

“EMI Code”

has the same meaning as in Section 527(3) of ITEPA;

“EMI Option”

any option over Shares that is a qualifying option for the purposes of the EMI Code;

“Employees’ Share Scheme”

an employees’ share scheme (as defined in Section 743 of the Act) constituted formally as such or consisting of one or more agreement granting rights to acquire shares in the share capital of the Company, as appropriate, adopted or entered into by the Company or any Subsidiary;

“Employer”

the Group Member that is or at any relevant time was the employer in relation to the Option Holder;

“Employers’ NIC”

secondary Class 1 contributions payable by virtue of Section 6(1)(b) of the Social Security Contributions and Benefits Act 1992 (as amended from time to time) or any substitute thereof;

“Exercise Date”

the date on which an Exercise Notice together with the payment (in cleared funds unless the Board otherwise determines) referred to in Condition 10.3 in relation to an Option is received by the Company;

“Exercise Notice”

the notice of exercise of an Option substantially in the form set out in Schedule 3;

“Exercise Price”

the price per Share stated in the Agreement;

“Expected Retirement Date”

the date on which an Eligible Employee is expected to retire in accordance with the terms of his contract of employment with the relevant Group Member.

“Group”

the Company and every company that is a 51% subsidiary (as defined in Section 838(1) Taxes Act) and “Group Member” or any similar expression shall be construed accordingly;

“HMRC”

Her Majesty’s Revenue and Customs;

“Investment Exchange”

the UK Listing Authority, the London Stock Exchange, the New York Stock Exchange, the National Association of Securities Dealers Automated Quotation, AIM and any other recognised investment exchange (as defined in the Financial Services and Markets Act 2000) or recognised stock exchange (as defined in Section 841(1) of the Taxes Act);

“ITEPA”

the Income Tax (Earnings and Pensions) Act 2003;

“London Stock Exchange”

the London Stock Exchange plc which trades as the “London Stock Exchange” or any successor thereof;

“Market Value”

in respect of any Share on any day means either:

(a)	(when on that day the shares of that class are admitted on the Official List and admitted to trading by the London Stock Exchange) the middle market quotation of such a Share as derived from the Daily Official List of the London Stock Exchange for the Dealing Day immediately preceding that day; or

(b)	in all other cases the market value of such a Share as determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of this Agreement with Shares Valuation, a division of HMRC;

“Maximum Overall Statutory Limit”

such limit as may be permitted from time to time by paragraph 7(1) of Part 2 of Schedule 5;

“Maximum Personal Limit”

such limit as may be permitted from time to time by paragraphs 5 and 6 of Part 2 of Schedule 5;

“NICs”

National Insurance Contributions;

“Official List”

the Official List of the UK Listing Authority;

“Option”

a right to acquire Shares granted under the Agreement and where the context so requires shall include New Options granted in consideration for the release of Old Options in accordance with Condition 8.4;

“Performance Conditions”

the conditions, if any, specified in Schedule 2;

“Relevant Advisors”

such advisors selected by the Board in its absolute discretion including, without limitation, or in any event in the absence of any such selection, the Auditors in each case acting as experts and not as arbitrators;

“Schedule 5”

Schedule 5 to ITEPA;

“Share”

an ordinary share of 0.5 pence each in the capital of the Company which satisfies the conditions specified in paragraph 35 of Schedule 5 or any share replacing the same following any adjustment made pursuant to Condition 9.1 or the application of Condition 9.1.3;

“Special Conditions”

any conditions specified in Clause 4 of the Agreement;

“Subsidiary”

a subsidiary (as defined by Section 736 of the Act) for the time being of the Company;

“Subsisting Option”

an Option to the extent that it has not been exercised, lapsed or cancelled;

“Tax Liability”

any liability of the Employer or any company which Controls or is a Group Member to account for any income tax, NICs or other tax (including Employers’ NIC unless the Special Conditions specify otherwise) arising in connection with the grant, exercise or other dealing with or in relation to the Option(s) or otherwise in connection with the Shares;

“Taxes Act”

the Income and Corporation Taxes Act 1988;

“UK Listing Authority”

the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 and in exercise of its function in respect of admissions to the Official List;

“Vest” or “Vesting”

in relation to any Option when any conditions or terms as to Vesting specified in the Special Conditions are satisfied and the expression “Vested” shall be construed accordingly subject to Condition 2.2.

1.2	Any reference in the Agreement to any provision of any Act of Parliament or any subordinate legislation made pursuant to any Act of Parliament shall be deemed to be a reference to such Act of Parliament or subordinate legislation as amended modified or re-enacted (whether before or after the date hereof).

1.3	In the Agreement words incorporating the masculine gender only include the feminine and neuter genders and words incorporating the singular number only include the plural and vice versa.

1.4	Clause, paragraph or Condition headings are for ease of reference only and do not affect the construction or interpretation of the Agreement.

1.5	References to writing shall include typewriting printing lithography photography and facsimile messages and other modes of reproducing words in a legible and non-transitory form.

1.6	The Board’s decision on any matter with regard to the Agreement shall be final.

1.7	References to any specific body shall, unless the Board determines otherwise, be deemed to include any body replacing or succeeding the same.

2	VESTING

2.1	The Special Conditions may specify any conditions or terms as to Vesting or that there shall be no conditions as to Vesting.

2.2	Where the Special Conditions do not specify any conditions as to Vesting or state that there are no conditions as to Vesting all references to “Vest”, “Vesting” and “Vested” and any associated expression shall be disregarded in construing the Conditions.

3	PERFORMANCE AND NON-TRANSFERABILITY CONDITIONS

3.1	The exercise of the Option(s) is subject to the Performance Conditions if so specified in the Special Conditions and the Performance Conditions may be waived or amended if an event (including, without limitation, an event within Condition 8) occurs which causes the Company to consider that such Performance Conditions could not fairly or reasonably be met, provided that any amended conditions shall not be more difficult to satisfy than the original Performance Conditions were intended to be at the time of their imposition.

3.2	Each Option is personal to the Option Holder and may not be transferred, assigned, charged, pledged or otherwise disposed of or dealt with otherwise than in accordance with the Agreement. Any purported transfer, assignment, charge, pledge or other disposal or dealing (other than the exercise of an Option in accordance with the Agreement) with an Option otherwise than in accordance with the Agreement shall cause the Option to lapse forthwith.

4	OPTION HOLDER’S WARRANTY AND UNDERTAKING

4.1	The Option Holder hereby warrants that he satisfies the:

4.1.1	employment requirement and the requirement as to commitment of working time set out in paragraphs 26 and 27 of Schedule 5 respectively; and

4.1.2	“no material interest” requirement set out in paragraph 28 of Schedule 5;

and will at all material times use all reasonable endeavours to continue to satisfy the said requirements.

4.2	The Option Holder hereby undertakes to give written notice to the Company forthwith upon becoming aware that he is or may be in breach of the warranty given in Condition 4.1.

5	PERSONAL LIMITS

5.1	The number of Shares in respect of which the Option(s) is/are granted to the Option Holder is limited, and the Option(s) shall take effect as an EMI Option(s) so and to the extent that the aggregate Market Value of the Shares the Option Holder may acquire pursuant to such Option when added to the aggregate Market Value of Shares comprised in:

5.1.1	existing unexercised rights (which for the purposes of this Condition 5 shall not include cancelled Options or rights) previously granted to him under Schedule 5 by virtue of being an employee of any Group Member; and

5.1.2	any other existing unexercised rights obtained by him under any other option scheme approved under Schedule 4 to ITEPA does not exceed or further exceed the Maximum Personal Limit (being £100,000 at the Date of Grant) provided that, where appropriate, in relation to each Option granted to the Option Holder under this Agreement this Condition 5 shall apply (so as to scale down the number of Shares comprised in each Option, rounded to whole number of Shares as determined by the Board) to all such Options on a pro rata basis.

5.2	The number of Shares deemed to be excluded from each Option by virtue of Condition 5.1 shall be deemed to be comprised in a separate option which shall be deemed to have been granted on the Date of Grant and shall have effect as and on the same terms as an Unapproved Option and Condition 12.1, 12.2 the opening paragraph of Condition 12.3 and the provisions referred to in Conditions 12.3.1 to 12.3.8 (other than Condition 12.3.7) shall not apply and Condition 12.3.7 shall apply to the Unapproved Option.

6	SCHEME LIMITS

6.1	The number of Shares in respect of which the Option(s) is/are granted under the Agreement is limited and the Option(s) shall take effect so and to the extent that immediately following any such grant of the Option(s) the aggregate of the number of Shares which remain to be issued on the exercise of the Option(s) and the number of Shares of the Company which remain to be issued pursuant to rights granted under any Employees’ Share Scheme will not exceed such number of Shares as represents 15 per cent of the issued ordinary share capital of the Company immediately prior to the Date of Grant.

6.2	The number of Shares in respect of which the Option(s) is/are granted to the Option Holder is limited and the Option(s) shall take effect so and to the extent that immediately following such grant the aggregate Market Value of the Shares that Option Holder may acquire pursuant to the Option when added to the aggregate Market Value of Shares comprised in every other Subsisting EMI Option granted on or before the Date of Grant shall not exceed or further exceed the Maximum Overall Statutory Limit (being £3 million at the Date of Grant).

6.3	For the avoidance of doubt, where:

6.3.1	an Option or right lapses or has been renounced or cancelled, the number of Shares comprised in the Option or the subject of the right immediately before the same lapses or is renounced or cancelled shall be disregarded for the purposes of this Condition 6; and

6.3.2	a right is granted pursuant to any provision similar to Condition 8.4, the number of Shares comprised in such right shall be disregarded for the purposes of Condition 6.1.

6.4	Where more than one Option or right granted on the same date causes the limits, or any of them in Conditions 6.1 or as appropriate 6.2 to be exceeded (the aggregate number of Shares (rounded up to the nearest whole number) causing the said limit(s) to be exceeded being “the Excess”) then for determining which part of the Excess relates to each relevant Option or right, the Excess shall be divided pro rata among the Options and rights concerned according to the number of Shares comprised in each Option or right such division to be rounded down to the nearest whole number of Shares in respect of each Option or right concerned.

7	EXERCISE AND LAPSE OF OPTION

7.1	Subject to this Condition 7 and Conditions 8 and 10 the Option(s) may be exercised at any time on or after the earliest date on which it becomes Vested, but if there are no conditions or terms as to Vesting, on or after the date specified in the Special Conditions and if neither of the foregoing shall apply, on or after the third anniversary of the Date of Grant.

7.2	No Option shall in any event be exercisable on or after the tenth anniversary of its Date of Grant under any circumstances whatsoever and every Option shall, unless an earlier lapse occurs in accordance with the Agreement, lapse on the tenth anniversary of the Date of Grant.

7.3	The right to exercise any and all of the Option(s) shall terminate immediately upon the Option Holder ceasing to be an Eligible Employee (except where Conditions 7.4 or 7.5 apply).

7.4	Where the Option Holder dies his personal representatives may within a period of 12 months after the date of death exercise any Option, whether or not Vested, if it is unexercised on the date of death.

7.5	An Option shall cease to be exercisable upon the Option Holder ceasing to be an Eligible Employee except where he so ceases by reason of:

7.5.1	retirement on reaching the Expected Retirement Date;

7.5.2	injury or disability in each case, as a result of which the participant is certified as being unable to work;

7.5.3	redundancy within the meaning of the Employment Rights Act 1996;

7.5.4	the office or employment either being in a company which ceases to be a Subsidiary or relating to a business or part of a business which is transferred to a person who is not a Group Member;

7.5.5	any other circumstances determined in the absolute discretion of the Board within 30 days of the date on which he so ceases to be an Eligible Employee.

In any such circumstances, the Option may be exercised at any time within 365 days from the date on which he so ceases to be an Eligible Employee, to the extent it is a Vested Subsisting Option on or before the date the Option Holder ceases to be an Eligible Employee or is deemed to be vested pursuant the exercise of the Board’s discretion under Condition .7.5.5.

7.6	For the purposes of this Condition 7 above (but for no other purpose):

7.6.1	a participant shall not be regarded as having ceased to be an Eligible Employee by reason of:

(a)	his being or becoming employed by a company which is another Group Member; or

(b)	his ceasing to be employed full-time but continuing to be employed on a part-time basis; and

7.6.2	a participant shall be regarded as ceasing to be an Eligible Employee when he holds no employment with any Group Member

7.6.3	the certification referred to in Condition 7.5.2 shall be made by a suitably qualified medical practitioner but where there is a conflict between the opinions of two or more medical practitioners then termination of employment shall be deemed not to be within the circumstances specified in Condition 7.5.2 and the Board shall be entitled to exercise its discretion to allow the exercise of the Option concerned pursuant to Condition 7.5.2.

7.7	Where a Disqualifying Event occurs, any Subsisting Option that is an EMI Option may be exercised in whole or in part with the prior written consent of the Board to the extent permitted by the Board in writing within 40 days of the relevant Disqualifying Event occurring and to the extent that the Option in question is not so exercised, it shall continue as an Unapproved Option subject to and in accordance with the terms of the Agreement

7.8	Where an Option is subject to Performance Conditions it shall not be exercisable, including by virtue of any event specified in Conditions 7.4, and 8 if so specified in the Performance Conditions, save where the Special Conditions so specify otherwise, unless the Performance Conditions have been satisfied to the satisfaction of the Board. The Company shall notify in writing the Option Holder whose Option is subject to Performance Conditions when the Performance Conditions have been satisfied and his Option has Vested.

7.9	Each Option shall lapse upon the earliest occurrence of any of the following events insofar as it has not been exercised:

7.9.1	the tenth anniversary of the Date of Grant;

7.9.2	the expiry of 12 months from the date of the Option Holder’s death;

7.9.3	upon the Option Holder ceasing to be an Eligible Employee except where Condition 7.5 applies;

7.9.4	on the expiry of the period of 365 days specified in Condition 7.5, where that Condition applies;

7.9.5	to the extent the Option has not Vested, upon the Option Holder ceasing to be an Eligible Employee where Condition 7.5 applies unless it is deemed to be vested pursuant the exercise of the Board’s discretion under Condition .7.5.5;

7.9.6	the earliest date upon which the Option is expressed to lapse under Condition 8;

7.9.7	the date of an event specified in Condition 3.2;

7.9.8	the fortieth day after the date on which a bankruptcy order is made in respect of the Option Holder; and

7.9.9	the date on which a resolution is passed or an order is made by the Court, for the compulsory winding up of the Company.

8	TAKEOVERS AND LIQUIDATIONS

8.1	If any person obtains Control of the Company as a result of making an offer.

8.1.1	to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

8.1.2	to acquire all the shares in the Company which are of the same class as the Shares then subject to the remaining provisions of this Condition 8 any Subsisting Option whether or not it has Vested may be exercised within the Appropriate Period and to the extent that it has not been exercised by the end of the Appropriate Period the Option(s) shall lapse immediately upon the end of the Appropriate Period.

8.2	In the event that notice is given to the shareholders of the Company of a resolution to approve (subject to sanction by the Court) a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies pursuant to Section 425 of the Act (“the Reconstruction Scheme”) then subject to the remaining provisions of this Condition 8 the Option Holder may exercise any Subsisting Option, whether or not it has Vested at any time during the Appropriate Period and to the extent that an Option has not been exercised by the end of the Appropriate Period it shall lapse immediately upon the end of the Appropriate Period.

8.3	If any person becomes bound or entitled to acquire Shares in the Company under Sections 428 to 430F of the Act then subject to the remaining provisions of this Condition 8 any Subsisting Option, whether or not it has Vested may be exercised at any time during the Appropriate Period and to the extent that it has not been exercised by the end of the Appropriate Period the Option shall lapse immediately upon the end of the Appropriate Period.

8.4	If as a result of the events specified in Conditions 8.1 or 8.2 a company has obtained Control of the Company or if a company has become bound or entitled as mentioned in Condition 8.3 and the Board determines that and to the extent that this Condition 8.4 shall apply in respect of the Option (“Old Option”) and that other company (“the Acquiring Company”) or a company which has Control over the Acquiring Company agrees the Old Option may within the Appropriate Period (or such longer period permitted under paragraph 42 of Schedule 5) applicable to the relevant Condition be released in consideration of the grant of a new Option (“New Option”) which satisfies the following conditions:

8.4.1	it is over shares in the Acquiring Company or a company which has Control over the Acquiring Company and which satisfy the conditions specified in paragraph 35 of Schedule 5;

8.4.2	it is a right to acquire such number of such shares as has on acquisition of the New Option an aggregate Market Value equal to the aggregate Market Value of the Shares subject to the Old Option on its disposal;

8.4.3	it has an exercise price per share such that the aggregate price payable on complete exercise equals the aggregate price which would have been payable on complete exercise of the Old Option;

8.4.4	it is otherwise identical in terms to the Old Option; and

8.4.5	to the extent applicable in relation to the New Option any other requirements of Part 6 of Schedule 5.

The New Option shall for all other purposes of the Agreement be treated as having been acquired at the same time as the Old Option in consideration of the release of which it is granted and where any New Option is granted pursuant to this Condition 8.4 Conditions 8, 9, and 10 and all definitions in Condition 1.1 as appropriate in those Conditions shall in relation to the New Option be construed as if references to the Company and to the Shares were references to the company whose share capital includes shares over which the New Option has been granted and to the shares in that company but references to the Company or a Group Member for the purpose of the definition of “Eligible Employee” shall continue to be construed as if they were references to Xenetic Biosciences plc. Where in accordance with this Condition 8.4 Old Options are released and New Options granted the New Options shall not be exercisable in accordance with Conditions 8.1, 8.2 and 8.3 above by virtue of the event by reason of which the New Options were granted.

8.5	In the event that notice is given to the shareholders of the Company of a resolution to be proposed for the voluntary winding up of the Company the Option Holder may serve notice to exercise his Subsisting Option, whether or not it has Vested at any time up to the passing of the resolution provided that any such notice to exercise shall only be effective if the resolution is passed. If such resolution is duly passed the Option shall, to the extent that it has not been exercised, lapse.

8.6	For the purposes of this Condition 8 other than Condition 8.4 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

9	VARIATION OF SHARE CAPITAL

9.1	In the event of any variation in the share capital of the Company by way of capitalisation or rights issue or any consolidation sub-division or reduction of capital or otherwise by the Company the number of Shares subject to any Option and the Exercise Price for each of those Shares may be adjusted by the Board subject (except in the case of a capitalisation) to written confirmation by the Relevant Advisors that in their opinion such adjustment is fair and reasonable provided that:

9.1.1	Subject to Condition 9.2 the aggregate amount payable on the exercise of the Option in full is not increased;

9.1.2	following the adjustment the Shares continue to satisfy the conditions specified in paragraph 35 of Schedule 5;

9.1.3	in the event of any variation of share capital of the Company that has the effect that the Shares cease to exist in the form for the time being (“Original Shares”) and no adjustment is made pursuant to this Condition 9.1 each Option shall be deemed to be:

(a)	over such shares that replace the Original Shares; and

(b)	over such number of the shares referred to in Condition (a) above that fairly represent the Original Shares;

(c)	at such Exercise Price as fairly represents the original Exercise Price, taking account of Condition 9.1.1;

9.1.4	notice of any adjustment made pursuant to this Condition 9.1 shall, where appropriate, be given to HMRC as soon as reasonably practicable.

9.2	Save as provided in this Condition 9.2, no adjustment under Condition 9 can have the effect of reducing the Exercise Price of a Share below its nominal value. Any adjustment made to the Exercise Price under Condition 9.1 that results in the Exercise Price of a Share being below its nominal value shall only be made if the Company is authorised to:

9.2.1	capitalise from reserves of the Company a sum equal to the aggregate of the amounts by which the nominal value of each Share comprised in each Subsisting Option exceeds the adjusted Exercise Price in respect of that Share (“the deficit”); and

9.2.2	apply the amount referred to in Condition 9.2.1 in paying up each such Share to the extent of the deficit by way of capitalisation on the exercise of each relevant Subsisting Option and to make provision in respect of such amount to enable the Board to give effect to the said capitalisation.

10	MANNER OF EXERCISE OF OPTION

10.1	The Option may not be exercised by the Option Holder at any time when the requirements of paragraph 28 of Schedule 5 cease to be met and subject to Condition 9 no Option may be exercised at any time when the shares which may be thereby acquired are not Shares as defined in Condition 1.1.

10.2	No Option shall be exercisable save in accordance with the then current Model Code for Securities Transactions by Directors of Listed Companies issued by the UK Listing Authority to the extent that the same applies to the Company or any of its officers and employees.

10.3	Subject to the provisions of Condition 7 and this Condition 10 an Option may be exercised in whole or in part but not unless the Board otherwise permits in respect of less than 10 per cent of the Shares the subject of the Option unless such smaller percentage represents all the remaining Shares under the Option held by the Option Holder or (as the case may be) the Option Holder’s personal representatives giving an Exercise Notice to the Company, subject to Condition 10.4, accompanied by the appropriate payment and shall be effective on the Exercise Date provided that wherever relevant the Performance Conditions shall first have been fulfilled to the satisfaction of the Board or otherwise waived by the Board in its absolute discretion and written notice of such waiver has been given to the Option Holder.

10.4	The Board may in its absolute discretion offer the Option Holder the opportunity to adopt arrangements on such terms as it specifies in writing to enable the Option Holder to exercise the Option and satisfy the aggregate Exercise Price without having to make payment (the “cashless exercise facility”) provided that such cashless exercise facility is not contrary to the provisions of the EMI Code, where necessary it is first approved by HMRC and where it constitutes or may constitute the provision of financial assistance Condition 10.8 shall apply.

10.5	No Option can be quoted or dealt in on any Investment Exchange.

10.6	Subject arrangements to the satisfaction of the Company being made for the discharge of any Tax Liability (including without limitation Employers’ NIC where appropriate) as provided for in Condition 11 or otherwise Shares shall be allotted by the Company or, as appropriate, transferred pursuant to an Exercise Notice within 30 days of the Exercise Date. Save for any rights determined by reference to a date preceding the date of any allotment of Shares pursuant to the exercise of an Option, such Shares shall rank pari passu with other Shares of the same class in issue at the date of such allotment and will be subject to all the provisions of the Articles relating to (including, without limitation) all and any restrictions and/or risk of forfeiture, voting, dividends, transfer or otherwise.

10.7	When an Option is exercised only in part the balance shall remain exercisable on the same terms as originally applied to the whole Option.

10.8	If the Board determines in its absolute discretion, the Company may provide financial assistance to the Option Holder in connection with the exercise of an Option by way of loan or in any other way to the extent that the same is not prohibited by law including, without limitation, under the Act.

10.9	The Company shall at all times ensure that it will have sufficient authorised and unissued share capital to satisfy the exercise to the full extent still possible of the Options over unissued shares which have neither lapsed nor been fully exercised taking account of any other obligations of the Company.

10.10	It is a condition of the Agreement that in the event of the Option Holder ceasing to be an Eligible Employee (for whatever reason) he shall not claim and shall not be entitled to any compensation whatsoever by reason of any termination or alteration of rights or expectations under the Agreement whether such compensation is claimed by way of damages for wrongful dismissal or breach of contract or for loss of office or otherwise howsoever. The Option Holder’s rights under the Agreement are entirely separate from any pension right or entitlement the Option Holder may have and from his terms or conditions of employment and nothing in the Agreement shall in any respect whatsoever affect in any way the Option Holder’s pension rights or entitlement or terms or conditions of employment but the condition specified in this Condition 10.10 shall be deemed to be repeated in such contract of employment mutatis mutandis such that it is a term of both the Agreement and such employment contract each as a primary contract.

11	TAXATION

11.1	If a Tax Liability arises in respect of the exercise of an Option and the Option Holder undertakes in the Exercise Notice to pay an amount equal to the Tax Liability, the Employer shall notify the Option Holder of the Tax Liability within 14 days of the Exercise Date and the Option Holder shall pay to the Employer such amount(s) sufficient to discharge the Tax Liability in cleared funds not later than the twenty-fifth day after the Exercise Date.

11.2	If the Option Holder does not make payment or undertake to make payment in respect of the Tax Liability or fails to make the payment described in Condition 11.1:

11.2.1	the Employer shall be entitled to deduct, to the extent not prohibited by law, such amount(s) from any payment whatsoever due to be made by the Employer to or in respect of the Option Holder in order to satisfy and discharge the Tax Liability whether or not such payment is of an income or capital nature; and

11.2.2	without prejudice to the Employer’s rights under Condition 11.2.1 the Board may, by written notice to the Option Holder concerned nominate as his bare trustee any person (“the Bare Trustee”) to sell such number of Shares to be transferred or, as appropriate, allotted upon the exercise of the Option as may be required in order to discharge the Tax Liability and any other liability (including costs) connected with the said sale and the Bare Trustee shall pay an amount equal to the Tax Liability to the Employer and otherwise discharge any other said liability to the extent that the net proceeds from the said sale permit; and

11.2.3	if and to the extent the Tax Liability exceeds the amount or amounts recovered or recoverable by the Employer under Condition 11.2.1 and 11.2.2 above that Option Holder shall pay to the Employer in cleared funds the amount of the excess on demand or within such period as may be specified in any written notice given by the Company.

11.3	The Option Holder shall, upon the exercise of his Option, agree to make any election and shall take all such other action that may be required by the Company or the Employer for the purposes of this Condition 11 or otherwise in connection with a Tax Liability.

12	EMI CODE COMPLIANCE

12.1	This Condition 12 only applies in relation to the EMI Option(s).

12.2	It is intended by the parties to the Agreement hereto that the Agreement complies with the provisions of the EMI Code and the parties hereby agree that if and to the extent that any provision (including without limitation any Condition) is not so compliant or is inconsistent with the EMI Code, to that extent such provision shall not have effect (unless the Company and the Option Holder agree to allow the Option(s) to continue as Unapproved Option(s)) and the parties hereby agree to take all steps that are necessary to insert a provision that complies with the EMI Code and is as near as possible equivalent to the said provision that shall not have effect.

12.3	Where the Board resolves that the requirements of the EMI Code have not been satisfied, whether following any action taken pursuant to Condition 12.2 or otherwise the Company shall give written notice thereof to the Option Holder and with effect from the date of such notice any provision in this Agreement intended to make this Agreement compliant with the EMI Code shall cease to have effect, including without limitation:

12.3.1	the words “under the provisions of the EMI Code” in Clause 3;

12.3.2	Conditions 4, 5, 6.2, 8.4.1, 8.4.5, 9.1.2, 10.1 and the proviso in Condition 19;

12.3.3	the words “who at all material times satisfies the requirements of paragraphs 26 and 27 of Schedule 5 and the “no material interest” requirement of paragraph 28 of Schedule 5 in the definition of “Eligible Employee”;

12.3.4	the definition of “Disqualifying Event”;

12.3.5	the definitions of “Maximum Personal Limit” and “Maximum Overall Statutory Limit”;

12.3.6	the words “which satisfies the conditions specified in paragraph 35 of Schedule 5 in the definition of “Share” and any similar expression in these Conditions;

12.3.7	the words “six months” shall be substituted for the words “40 days” in paragraphs (a) and (b) in the definition of “Appropriate Period” and in paragraph (c) of that definition, the words “to the extent that it does not exceed 40 days after the date on which there was a change of Control of the Company which is connected with the circumstances mentioned in Condition 8.3 “ shall be disregarded”; and

12.3.8	the words “and agreed for the purposes of the Agreement with the Shares Valuation division of HMRC” in the definition of “Market Value” shall be disregarded and the Option(s) hereby granted, if still subsisting, shall continue to subsist as Unapproved Option(s) and any provision made ineffective by Condition 12.2 shall, unless the Board otherwise states in the said notice, become effective again.

13	COSTS

Each of the parties to the Agreement shall bear and pay its own legal accountancy and other fees and expenses incurred in the preparation and implementation of the Agreement.

14	ASSIGNMENT

The Agreement shall be binding upon each party’s personal representatives and successors in title but the benefit of the Agreement shall be personal to the Option Holder and shall not be assignable by the Option Holder.

15	TIME FOR PERFORMANCE

Any date or period mentioned in any provision (including without limitation the Conditions) of the Agreement (other than any reference to the tenth anniversary of the date hereof) may be extended by mutual agreement between the parties.

16	NOTICES

Any notice to be given pursuant to the terms of the Agreement shall be given in writing to the party due to receive such notice (in the case of a company) at its registered office from time to time or (in the case of an individual) at such party’s address set out in the Agreement or such other address as may have been notified for the purpose to the other parties hereto in accordance with this Condition. Every Notice shall be delivered personally or sent by first class pre-paid recorded delivery or registered post (air mail if overseas) or by facsimile transmission and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 48 hours after posting (6 days if sent by air mail) and in the case of facsimile transmission on completion of the transmission.

17	GOVERNING LAW

The Agreement shall be governed by and construed in accordance with English Law and the parties hereby submit for all purposes in connection with the Agreement to the exclusive jurisdiction of the English Courts.

18	COUNTERPARTS

The Agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

19	VARIATIONS

No variation of the Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto provided that the Company and Option Holder hereby agree to co- operate to make any and all such changes as may be required to comply with the provisions of the EMI Code.

SCHEDULE 2

Performance Conditions

SCHEDULE 3

Exercise Notice

[US Incentive Stock Option Form]

(Please read the notes below carefully before completing)

The Secretary

XENETIC BIOSCIENCES PLC

I, the undersigned, having become entitled so to do, hereby exercise the Option referred to in the Agreement dated [                    ] and made between XENETIC BIOSCIENCES PLC (1) and me (2) (“the Agreement”) in respect of an aggregate of [    ] Shares comprised in the said Option(s) upon the terms of the Agreement and agree to accept the Shares to be transferred or issued pursuant to this Exercise Notice subject to and in accordance with the Memorandum and Articles of Association of the Company and hereby request you to place my name on the Register of Members in respect thereof.

I enclose a remittance for £[    ] being the aggregate Exercise Price payable for the Shares in respect of which the Option is now exercised.

☐	*I hereby undertake to pay to you the amount payable in respect of all tax and National Insurance Contributions liabilities (including Employer’s NICs to the extent not excluded from my options) arising on the exercise of my Option in cleared funds not later than the twenty-fifth day after the exercise date. Please advise me of the amount I should pay.

In the event I do not undertake to pay the amount of tax and National Insurance Contributions or I breach the undertaking given above, I hereby agree that Condition 11.2 of the Conditions may be applied by the Company and the Board in respect of the Option(s) hereby exercised so that any tax that is chargeable on the exercise of the Option is discharged.

I hereby undertake to make such elections or take such action as may be required pursuant to Condition 11.3.

If the Option is an Incentive Stock Option, by exercising the Option I hereby agree that I will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of the Option that occurs within two (2) years after the date of grant or within one (1) year after such Shares are transferred upon exercise of the Option.

Signature

Surname

Forename(s)

Address

NOTES:

1.	Although the Option referred to in the Agreement is personal to the Option Holder named in the Agreement it may be exercised by his personal representative(s) if he dies while it is still capable of exercise provided the personal representative(s) does/do so before the expiration of 12 months from the date of the Option Holder’s death or 10 years from the date of its grant or if the effective date (if sooner). If there is more than one, each of the personal representatives must sign this form.

*	Place a tick in this box if you wish to pay income tax [and just National Contributions] due on the exercise of your Option(s), Otherwise Condition 11 will apply.

2.	Option(s) must be exercised in respect of whole numbers of Shares. Please indicate the number of Shares which you wish to acquire on this occasion (this must not exceed the number of Shares comprised in the Option). In any event you will be deemed to have exercised your rights in respect of that whole number of Shares which can be acquired with the moneys represented by your remittance.

3.	The remittance should be for an amount equal to the aggregate Exercise Price, being the Exercise Price per Share shown in the Agreement, multiplied by the number of Shares applied for. If you are offered the cashless exercise facility pursuant to Condition 10.4 you are likely to be provided with an alternative exercise notice in place of this one.

4.	Please note that before any Shares are transferred or issued to you any Tax Liability, as defined in the Agreement that arises on the exercise of your Option will be required to be satisfied by the Board [and you will be required to enter into an election or to take such other action as the Board may require in connection with Employer’s NIC].